Shareholder meeting results (Unaudited)
April 29, 2019  annual meeting
At the meeting, a proposal to fix the
number of Trustees at 13 was approved as follows:

Votes for   Votes against   Abstentions
 44,240,040 	 4,169,616 	 729,374


At the meeting, each of the nominees for Trustee was elected as follows:

                Votes for   Votes withheld
Liaquat Ahamed   44,600,388 	 4,538,649
Ravi Akhoury     44,520,083 	 4,618,954
Barbara M. Baumann 44,687,320 	 4,451,717
Jameson A. Baxter  47,663,563 	 1,475,474
Robert J. Darretta 44,574,768 	 4,564,269
Katinka Domotorffy 44,616,168 	 4,522,869
John A. Hill       47,662,099 	 1,476,938
Paul L. Joskow      47,635,152 	 1,503,885
Kenneth R. Leibler  44,615,612 	 4,523,426
Robert E. Patterson 47,645,015 	 1,494,022
George Putnam, III 47,670,572 	 1,468,466
Robert L. Reynolds 44,639,634 	 4,499,403
W. Thomas Stephens  44,577,180 	 4,561,857



A proposal to convert the fund to an open-end investment company was not approved, as follows:

Votes for    Votes against Abstentions
 4,987,146 	 26,424,766 	 947,972

All tabulations are rounded to the nearest whole number.